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Logitech to Acquire Jaybird, Expanding into the
Fast-growing Wireless Audio Wearables Market

NEWARK, Calif. and LAUSANNE, Switzerland, Apr. 12, 2016 - Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that it has agreed to acquire Jaybird LLC of Salt Lake City, Utah, for approximately $50 million in cash, with an additional earn-out of up to $45 million based on achievement of growth targets over the next two years. Jaybird is a leader in wireless audio wearables for sports and active lifestyles, a category the company created in 2006.
“Logitech and Jaybird share a passion for products,” said Bracken Darrell, Logitech president and chief executive officer. “We’re impressed by the technology, products and marketing Jaybird has brought to this business. As one team, we can address the fast-growing wireless audio wearables market with all the advantages of Jaybird’s strong brand and sports expertise, and our combined audio engineering and design capabilities. With both the Ultimate Ears and Jaybird brands in our portfolio, we are expanding the long-term growth potential of our music business.”
Judd Armstrong, founder and chief executive officer of Jaybird, said, “It has been an incredible journey. We love what we do, and we’re stoked to continue to innovate and bring amazing new products to our fans. Jaybird will benefit from Logitech’s global distribution network and deep engineering prowess. We’ve watched as they’ve connected incredible products with passionate consumers under the UE brand, and we’re thrilled to be part of the team.”
Jaybird has pioneered premium wireless audio for sports through its focus on bringing music to active lifestyles. Their award-winning BlueBuds X and, more recently, X2 wireless buds enjoy a strong following among the active crowd. Whether their fans play on the slopes, on the court, in the gym, on the dirt or the pavement, they trust Jaybird to bring music to the experience.
Logitech does not expect the acquisition to materially impact its FY 2017 guidance, recently shared at the company’s Analyst and Investor Day in March. The acquisition is subject to customary closing conditions and is expected to close in the coming weeks.
Jaybird was provided financial advice exclusively by Stifel throughout the acquisition process.
About Logitech

Logitech designs products that have an everyday place in people's lives, connecting them to the digital experiences they care about. Over 30 years ago Logitech started connecting people through computers, and now it’s designing products that bring people together through music, gaming, video and computing, so they can create, achieve and enjoy more. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @Logitech.
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This press release contains forward-looking statements within the meaning of the U.S. federal securities laws, including, without limitation, statements regarding: growth in wireless audio wearables market, growth in the long-term growth potential of our Music business, global distribution and innovation of Jaybird products, fiscal year 2017 sales growth and operating income, and the timing of closing the acquisition. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially, including without limitation: if our product offerings, marketing activities and investment prioritization decisions do not result in the sales, profitability or profitability growth we expect, or when we expect it; the demand of our customers and our consumers for our products and our ability to accurately forecast it; if we fail to innovate and develop new products in a timely and cost-effective manner for our new and existing product categories; if we do not successfully execute on our growth opportunities in our new product categories or our growth opportunities are more limited than we expect; if sales of PC peripherals are less than we expect; the effect of pricing, product, marketing and other initiatives by our competitors; if our products and marketing strategies fail to separate our products from competitors’ products; if we do not fully realize our goals to lower our costs and improve our operating leverage; if there is a deterioration of business and economic conditions in one or more of our sales regions or product categories, or significant fluctuations in exchange rates. These risks and uncertainties are detailed in Logitech’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2015 and its Annual Report on Form 10-K for the fiscal year ended March 31, 2015, available at www.sec.gov, under the caption Risk Factors and elsewhere. Logitech does not undertake any obligation to update any forward-looking statements to reflect new information or events or circumstances occurring after the date of this press release.
2016 Logitech, Logicool, Logi and other Logitech marks are owned by Logitech and may be registered. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.

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